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                                                                    Exhibit 23.1







                               AUDITORS' CONSENT
                               -----------------



The Board of Directors
Payless Cashways, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 and Form S-3 of Payless Cashways, Inc. of our audit reports dated January 13, 1997, relating to the balance sheets of Payless Cashways, Inc. as of November 30, 1996 and November 25, 1995 and the related statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended November 30, 1996, and the related schedule, which reports appear in the November 30, 1996 annual report on Form 10-K of Payless Cashways, Inc.





Kansas City, Missouri
February 21, 1997